Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts: Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Jon Diat (Media): 212-770-3505; jon.diat@aig.com

AIG REPORTS FIRST QUARTER 2014 NET INCOME ATTRIBUTABLE TO AIG OF $1.6 BILLION AND DILUTED EARNINGS PER SHARE OF $1.09

•	First quarter 2014 after-tax operating income attributable to AIG of $1.8 billion, $1.21 per diluted share

•	First quarter 2014 insurance pre-tax operating income of $2.7 billion

•	Share repurchases of approximately $867 million in the first quarter of 2014

•	Book value per share grew 6 percent from first quarter 2013 to $71.77; book value per share excluding accumulated other comprehensive income (AOCI) grew 10 percent from first quarter 2013 to $65.49

•	$1.7 billion of cash dividends from AIG Life and Retirement in the first quarter of 2014

NEW YORK, May 5, 2014 – American International Group, Inc. (NYSE: AIG) today reported net income attributable to AIG of $1.6 billion for the quarter ended March 31, 2014, compared to $2.2 billion for the first quarter of 2013. After-tax operating income attributable to AIG was $1.8 billion for the first quarter of 2014, compared to $2.0 billion for the prior-year quarter.

Diluted earnings per share attributable to AIG were $1.09 for the first quarter of 2014, compared to $1.49 for the first quarter of 2013. After-tax operating income per diluted share attributable to AIG was $1.21 for the first quarter of 2014, compared to $1.34 in the prior-year quarter.

“I am very pleased with AIG’s solid operating profits this quarter,” said Robert H. Benmosche, AIG President and Chief Executive Officer. “The earnings power of our business coupled with our customer strategy reinforce the strength of our foundation throughout our core insurance operations. I am encouraged by the positive momentum we’ve generated around the world, which has enabled us to become closer to, and better serve, our customers.

“These results reflect strong operating income across our insurance operations, as well as execution of our capital management strategy,” Mr. Benmosche continued. “We remain diligently focused on increasing operational efficiency, managing our expenses, and investing in technology; we continue to look at ways to simplify and make our organization more efficient to ensure that we are creating a company that will thrive well into the future.

“As we look to build upon the important work we have already done, we must continue to develop and grow our company so that it is more sustainable. We have made great strides in this transformation and in showing what we are capable of as a company, but we still have work to do. Above all else, we must operate and make sound business decisions as a company whose number one priority is to understand and provide for its customers.

FOR IMMEDIATE RELEASE

“We also remain fully engaged with all of our regulators, including the Federal Reserve, and will continue to work closely with them to achieve our shared goal of making AIG a better, stronger company able to withstand whatever the future brings,” Mr. Benmosche concluded.

Capital and Liquidity

•	AIG shareholders’ equity totaled $103.8 billion at March 31, 2014

•	Repurchased 17.4 million shares of AIG Common Stock for an aggregate purchase price of approximately $867 million in the first quarter of 2014; $537 million remaining under repurchase authorization

•	During the first quarter of 2014, AIG reduced Direct Investment book (DIB) debt by $2.2 billion through a redemption of $1.2 billion aggregate principal amount of its 4.250% Notes due 2014 and a repurchase of $1.0 billion aggregate principal amount of its 8.250% Notes due 2018 using cash allocated to the DIB

•	In May 2014, AIG further reduced DIB debt through a redemption of $750 million aggregate principal amount of its 3.000% Notes due 2015 using cash allocated to the DIB

•	AIG Parent liquidity sources were $15.6 billion at March 31, 2014, including $11.2 billion of cash, short-term investments, and unencumbered fixed maturity securities, compared to $17.6 billion at year-end 2013

AFTER-TAX OPERATING INCOME

	Three Months Ended March 31,
($ in millions)	2014	2013
Pre-tax operating income (loss)
Insurance Operations
AIG Property Casualty	$1,159	$1,557
AIG Life and Retirement	1,417	1,394
Mortgage Guaranty	76	41

Total Insurance Operations	2,652	2,992

Other Operations (excluding Mortgage Guaranty)
Direct Investment book	440	329
Global Capital Markets	29	227
Interest expense	(325)	(397)
Corporate expenses, net	(243)	(261)
Other, net	18	(59)

Total Other Operations (excluding Mortgage Guaranty)	(81)	(161)
Consolidations, eliminations and other adjustments	35	30

Pre-tax operating income	2,606	2,861

Income tax expense	(827)	(854)
Noncontrolling interests excluding net realized capital (gains) losses	2	(25)

After-tax operating income attributable to AIG	$1,781	$1,982
After-tax operating income attributable to AIG per diluted common share	$1.21	$1.34
Effective tax rate on After-tax operating income attributable to AIG	31.7%	29.8%

FOR IMMEDIATE RELEASE

All operating segment comparisons that follow are to the first quarter of 2013 unless otherwise noted.

AIG PROPERTY CASUALTY

	Three Months Ended March 31,
($ in millions)	2014	2013	Change
Net premiums written	$8,334	$8,437	(1)%
Net premiums earned	8,230	8,558	(4)
Underwriting income (loss)	(97)	232	NM
Net investment income	1,256	1,325	(5)

Pre-tax operating income	$1,159	$1,557	(26)%

Underwriting ratios:
Loss ratio	67.1	63.3	3.8 pts
Acquisition ratio	19.9	19.7	0.2
General operating expense ratio	14.2	14.3	(0.1)

Combined ratio	101.2	97.3	3.9

Accident year loss ratio, as adjusted	63.2	63.2	—
Accident year combined ratio, as adjusted	97.3	97.2	0.1 pts

AIG Property Casualty’s pre-tax operating income decreased to $1.2 billion due to higher catastrophe and severe losses, unfavorable loss reserve development, and a decrease in net investment income.

The first quarter 2014 combined ratio was 101.2, a 3.9 point increase from the prior-year quarter. Catastrophe losses were $262 million, compared to $41 million in the first quarter of 2013. Including related premium adjustments, net adverse development was $162 million, compared to net favorable development of $52 million for the first quarter of 2013. This adverse development was partially offset by a reserve discount benefit of $105 million in the first quarter of 2014 related to the previously disclosed changes in U.S. pooling arrangements. The first quarter 2014 accident year loss ratio, as adjusted, was flat at 63.2, reflecting enhanced risk selection, rate increases, and continued improvement from changes in business mix, offset by higher severe losses. Severe losses for the first quarter of 2014 were $186 million compared to $60 million in the first quarter of 2013. The first quarter 2014 acquisition ratio increased by 0.2 point to 19.9, primarily due to changes in business mix. The general operating expense ratio declined 0.1 point to 14.2 primarily due to lower employee-related expenses.

Excluding the effects of foreign exchange, first quarter 2014 net premiums written increased 3 percent from the same period in the prior year, with Commercial Insurance and Consumer Insurance first quarter 2014 net premiums written growing 3 percent and 2 percent, respectively, reflecting increased net exposures in both segments. Commercial Insurance continues to focus on growing higher value lines of business and rate strengthening, while Consumer Insurance continues to focus on improving underwriting results and targeted growth through multiple distribution channels.

FOR IMMEDIATE RELEASE

COMMERCIAL INSURANCE UNDERWRITING

	Three Months Ended March 31,
($ in millions)	2014	2013	Change
Net premiums written	$4,996	$4,903	2%
Net premiums earned	5,042	5,128	(2)
Underwriting income	$113	$396	(71)%

Underwriting ratios:
Loss ratio	69.4	64.9	4.5 pts
Acquisition ratio	16.2	16.3	(0.1)
General operating expense ratio	12.1	11.0	1.1

Combined ratio	97.7	92.2	5.5

Accident year loss ratio, as adjusted	65.1	65.4	(0.3)
Accident year combined ratio, as adjusted	93.4	92.7	0.7 pts

The Commercial Insurance combined ratio increased 5.5 points to 97.7. The first quarter 2014 accident year loss ratio, as adjusted, decreased 0.3 point to 65.1, reflecting positive results from strategic actions taken to enhance risk selection and pricing; however, severe losses in the quarter increased the accident year loss ratio by 1.7 points. The general operating expense ratio increased 1.1 points to 12.1 as investments in infrastructure were partially offset by lower employee-related expenses. In addition, general operating expenses in the first quarter of 2013 included unusually low bad debt expense.

CONSUMER INSURANCE UNDERWRITING

	Three Months Ended March 31,
($ in millions)	2014	2013	Change
Net premiums written	$3,338	$3,532	(5)%
Net premiums earned	3,172	3,408	(7)
Underwriting income (loss)	$(59)	$55	NM %

Underwriting ratios:
Loss ratio	61.3	57.8	3.5 pts
Acquisition ratio	25.9	24.9	1.0
General operating expense ratio	14.7	15.7	(1.0)

Combined ratio	101.9	98.4	3.5

Accident year loss ratio, as adjusted	59.3	58.8	0.5
Accident year combined ratio, as adjusted	99.9	99.4	0.5 pts

The Consumer Insurance combined ratio increased 3.5 points to 101.9 due to higher catastrophes and individual severe losses, and lower favorable prior year development, partially offset by lower expenses. The accident year loss ratio, as adjusted, increased 0.5 point to 59.3, reflecting severe

FOR IMMEDIATE RELEASE

losses of $41 million primarily in personal property, which were partially offset by automobile and warranty profitability. The first quarter 2014 acquisition ratio increased 1.0 point to 25.9 due to increased sales-related expenses. The general operating expense ratio improved 1.0 point primarily due to lower employee-related expenses.

AIG LIFE AND RETIREMENT

	Three Months Ended March 31,
($ in millions)	2014	2013	Change
Premiums and deposits	$7,129	$5,580	28%
Net investment income	2,817	2,877	(2)

Pre-tax operating income:
Retail	834	821	2
Institutional	583	573	2

Total pre-tax operating income	1,417	1,394	2

Assets under management	$324,426	$296,868	9%

AIG Life and Retirement reported record quarterly pre-tax operating income of over $1.4 billion in the first quarter of 2014. These strong results reflect continued momentum across AIG Life and Retirement’s diversified portfolio of products. Performance was driven by higher income on fee-oriented products and increased profitability from spread-based products. AIG Life and Retirement generated $7.1 billion of premiums and deposits, driving $1.3 billion in net flow improvement compared to the first quarter of 2013, and contributing to the growth in assets under management. AIG Life and Retirement’s interest rate-sensitive businesses continued to benefit from disciplined pricing on new business, reduced renewal crediting rates, and the run-off of older business with relatively high crediting rates.

Net investment income for the first quarter was over $2.8 billion. The portfolio base investment yield increased to 5.32 percent, compared to 5.30 percent in the first quarter of 2013. Lower yields on new investments were more than offset by participation income on a commercial mortgage loan and redemption income received in the first quarter 2014. Net investment income also benefitted from higher returns on alternative investments in the quarter. The fair value of AIG Life and Retirement’s investment in The People’s Insurance Company (Group) of China Limited (PICC Group) declined by $79 million in the first quarter of 2014, compared to a $31 million increase in the prior-year quarter, which had a negative impact on net investment income.

Assets under management grew 9 percent to $324.4 billion. Increased demand for AIG Life and Retirement’s products drove strong net flows of $5.8 billion over the last 12 months, contributing to the growth in assets under management. Appreciation in equity markets also resulted in an increase in assets under management in the group and individual variable annuity and mutual fund businesses. The development of AIG’s stable value wrap business accounted for a $13.0 billion increase in assets under management from the prior-year period.

Premiums and deposits totaled $7.1 billion, up 28 percent from the first quarter of 2013. AIG Life and Retirement continued to maintain its disciplined approach to product pricing and design while generating substantial growth in retail investment products. Premiums and deposits for the

FOR IMMEDIATE RELEASE

Retirement Income Solutions and Retail Mutual Fund product lines increased 54 percent and 39 percent, respectively. Fixed Annuities product line premiums and deposits totaled $960 million for the quarter, up from $376 million in the first quarter of 2013, reflecting a higher interest rate environment in the first quarter of 2014 compared to the prior-year period.

The Retail operating segment reported quarterly pre-tax operating income of $834 million. Results were driven by higher fee income and enhanced spread income. Fixed Annuities continued to benefit from crediting rate actions on existing business, duration matching of assets and liabilities, disciplined pricing on new business, and the run-off of older business with relatively high crediting rates. Retail net investment income declined slightly, primarily attributable to the reduction in the fair value of the investment in PICC Group, which was partially offset by higher alternative investment income.

The Institutional operating segment reported quarterly pre-tax operating income of $583 million. Results were driven by operating income growth in Group Retirement attributable to increased fee income due to higher assets under management and enhanced spread income. Institutional pre-tax operating income was also impacted by a decline in the fair value of the investment in PICC Group.

In the first quarter of 2014, AIG Life and Retirement distributed $1.7 billion in cash dividends to AIG Parent, including approximately $316 million of legal settlement proceeds.

MORTGAGE GUARANTY

	Three Months Ended March 31,
($ in millions)	2014	2013	Change
New insurance written	$7,745	$10,658	(27)%
Net premiums written	231	246	(6)
Net premiums earned	213	194	10
Underwriting income	41	7	486
Net investment income	35	34	3

Pre-tax operating income	$76	$41	85%

United Guaranty Corporation (UGC) reported pre-tax operating income of $76 million for the first quarter of 2014, compared to pre-tax operating income of $41 million in the prior-year quarter. Current quarter results reflect increased net premiums earned, lower incurred losses due to lower newly reported delinquencies and increased cure rates in the first-lien book of business, which were partially offset by a change in the assumption for overturn rates on previously denied claims.

Net premiums written decreased 6 percent to $231 million. First-lien new insurance written decreased 27 percent to $7.7 billion in principal of loans insured, driven by declining mortgage originations from refinancing activity. Quality remained high, with an average FICO score of 751, and an average loan-to-value of 92 percent on new business.

OTHER OPERATIONS

AIG’s Other Operations (excluding Mortgage Guaranty) reported a first quarter 2014 pre-tax operating loss of $81 million compared to a pre-tax operating loss of $161 million in the prior-year

FOR IMMEDIATE RELEASE

first quarter. This improvement reflects lower interest expense from ongoing debt management activities and improved results from the DIB driven by asset appreciation and gains realized upon unwinding certain positions. Partially offsetting these improvements was a decline in Global Capital Markets pre-tax operating income due to declines in unrealized market valuation gains related to the super senior CDS portfolio and in net credit valuation adjustments on derivative assets and liabilities.

Conference Call

AIG will host a conference call tomorrow, Tuesday, May 6, 2014, at 8:00 a.m. EDT to review these results. The call is open to the public and can be accessed via a live listen-only webcast at www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investor Information section at www.aig.com.

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target” or “estimate.” These projections, goals, assumptions and statements may address, among other things: the monetization of AIG’s interests in International Lease Finance Corporation (ILFC), including whether AIG’s proposed sale of ILFC will be completed and if completed, the timing and final terms of such sale; AIG’s exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers, and sovereign bond issuers; AIG’s exposure to European governments and European financial institutions; AIG’s strategy for risk management; AIG’s generation of deployable capital; AIG’s return on equity and earnings per share; AIG’s strategies to grow net investment income, efficiently manage capital and reduce expenses; AIG’s strategies for customer retention, growth, product development, market position, financial results and reserves; and the revenues and combined ratios of AIG’s subsidiaries. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include: changes in market conditions; the occurrence of catastrophic events, both natural and man-made; significant legal proceedings; the timing and applicable requirements of any new regulatory framework to which AIG is subject as a non-bank systemically important financial institution and as a global systemically important insurer; concentrations in AIG’s investment portfolios; actions by credit rating agencies; judgments concerning casualty insurance underwriting and insurance liabilities; judgments concerning the recognition of deferred tax assets; and such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, and Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in

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AIG’s Annual Report on Form 10-K for the year ended December 31, 2013. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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Comment on Regulation G

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful, representative and transparent. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “accounting principles generally accepted in the United States.” The non-GAAP financial measures AIG presents may not be comparable to similarly named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the First Quarter 2014 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

Book Value Per Common Share Excluding Accumulated Other Comprehensive Income (Loss) (AOCI) is used to show the amount of AIG’s net worth on a per-share basis. AIG believes Book Value Per Common Share Excluding AOCI is useful to investors because it eliminates the effect of non-cash items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio and foreign currency translation adjustments. Book Value Per Common Share Excluding AOCI is derived by dividing Total AIG shareholders’ equity, excluding AOCI, by Total common shares outstanding.

AIG uses the following operating performance measures because it believes they enhance understanding of the underlying profitability of continuing operations and trends of AIG and its business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors.

After-tax operating income (loss) attributable to AIG is derived by excluding the following items from net income (loss) attributable to AIG: income (loss) from discontinued operations, net loss (gain) on sale of divested businesses and properties, income from divested businesses, legacy tax adjustments primarily related to certain changes in uncertain tax positions and other tax adjustments, legal reserves (settlements) related to “legacy crisis matters,” deferred income tax valuation allowance (releases) charges, changes in fair value of AIG Life and Retirement fixed maturity securities designated to hedge living benefit liabilities (net of interest expense), changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains (losses), AIG Property Casualty other (income) expenses-net, (gain) loss on extinguishment of debt, net realized capital (gains) losses, and non-qualifying derivative hedging activities, excluding net realized capital (gains) losses. “Legacy crisis matters” include favorable and unfavorable settlements related to events leading up to and resulting from AIG’s September 2008 liquidity crisis and legal fees incurred by AIG as the plaintiff in connection with such legal matters. See page 12 for the reconciliation of Net income attributable to AIG to After-tax operating income attributable to AIG.

FOR IMMEDIATE RELEASE

AIG Property Casualty pre-tax operating income (loss) includes both underwriting income (loss) and net investment income, but excludes net realized capital (gains) losses, other (income) expense-net, and legal settlements related to legacy crisis matters described above. Underwriting income (loss) is derived by reducing net premiums earned by claims and claims adjustment expenses incurred, acquisition expenses and general operating expenses.

AIG Property Casualty, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of claims and claims adjustment expense, and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Both the AIG Property Casualty Accident year loss ratio, as adjusted, and combined ratio, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior-year development, net of premium adjustments, and the impact of reserve discounting. Catastrophe losses are generally weather or seismic events having a net impact on AIG Property Casualty in excess of $10 million each.

AIG Life and Retirement pre-tax operating income (loss) is derived by excluding the following items from pre-tax income (loss): legal settlements related to legacy crisis matters described above, changes in fair values of fixed maturity securities designated to hedge living benefit liabilities (net of interest expense), net realized capital (gains) losses, and changes in benefit reserves and DAC, VOBA, and SIA related to net realized capital gains (losses).

AIG Life and Retirement premiums and deposits includes direct and assumed amounts received on traditional life insurance policies, group benefit policies and deposits on life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts and mutual funds.

Other Operations pre-tax operating income (loss) is derived by excluding the following items from pre-tax income (loss): certain legal reserves (settlements) related to legacy crisis matters described above, (gain) loss on extinguishment of debt, net realized capital (gains) losses, net loss (gain) on sale of divested businesses and properties, changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses) and income from divested businesses, including Aircraft Leasing.

Results from discontinued operations are excluded from all of these measures.

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American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most

FOR IMMEDIATE RELEASE

extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig |Twitter: @AIGInsurance| LinkedIn: http://www.linkedin.com/company/aig |

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Financial Highlights*

(in millions, except share data)

	Three Months Ended March 31,
	2014	2013	% Inc. (Dec.)
AIG Property Casualty Operations:
Net premiums written	$8,334	$8,437	(1.2)%

Net premiums earned	8,230	8,558	(3.8)
Claims and claims adjustment expenses incurred	5,521	5,413	2.0
Acquisition expenses	1,639	1,688	(2.9)
General operating expenses	1,167	1,225	(4.7)

Underwriting income (loss)	(97)	232	NM
Net investment income	1,256	1,325	(5.2)
Pre-tax operating income	1,159	1,557	(25.6)
Net realized capital gains	142	54	163.0
Legal settlements	8	—	NM
Other income (expense) - net	—	3	NM

Pre-tax income	$1,309	$1,614	(18.9)

Loss ratio	67.1	63.3
Acquisition ratio	19.9	19.7
General operating expense ratio	14.2	14.3

Combined ratio	101.2	97.3

AIG Life and Retirement Operations:
Premiums	$597	$620	(3.7)
Policy fees	692	615	12.5
Net investment income	2,817	2,877	(2.1)
Other income	460	393	17.0

Total revenues	4,566	4,505	1.4
Benefits and expenses	3,149	3,111	1.2
Pre-tax operating income	1,417	1,394	1.6
Legal settlements	30	108	(72.2)
Changes in fair value of fixed maturity securities designated to hedge living benefit liabilities, net of interest expense	76	(29)	NM
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	30	(59)	NM
Net realized capital gains (losses)	(321)	156	NM

Pre-tax income	$1,232	$1,570	(21.5)

Other operations, pre-tax operating loss	(5)	(120)	95.8
Legal reserves	(24)	(11)	(118.2)
Legal settlements	(12)	2	NM
Loss on extinguishment of debt	(238)	(340)	30.0
Changes in benefit reserves and DAC, VOBA and SIA related to net realized gains (losses)	(12)	—	NM
Aircraft Leasing	17	43	(60.5)
Net gain on sale of divested businesses	4	—	NM
Net realized capital gains (losses)	(75)	45	NM

Pre-tax loss	(345)	(381)	9.4

Consolidation and elimination adjustments related to pre-tax operating income	35	27	29.6
Consolidation and elimination adjustments related to non-operating income, including net realized capital gains (losses)	42	45	(6.7)

Income from continuing operations before income tax expense	2,273	2,875	(20.9)
Income tax expense	614	717	(14.4)

Income from continuing operations	1,659	2,158	(23.1)
Income (loss) from discontinued operations, net of income tax expense	(47)	73	NM

Net income	1,612	2,231	(27.7)

Less: Net income from continuing operations attributable to noncontrolling interests	3	25	(88.0)

Net income attributable to AIG	$1,609	$2,206	(27.1)%

See accompanying notes on the following page.

Financial Highlights -continued

	Three Months Ended March 31,
			% Inc.
	2014	2013	(Dec.)

Net income attributable to AIG	$1,609	$2,206	(27.1)%
Adjustments to arrive at after-tax operating income attributable to AIG (amounts are net of tax):
(Income) loss from discontinued operations	47	(73)	NM
Income from divested businesses, including Aircraft Leasing	(12)	(20)	40.0
Uncertain tax positions and other tax adjustments	(28)	626	NM
Legal settlements related to legacy crisis matters	(2)	(64)	96.9
Deferred income tax valuation allowance releases	(65)	(786)	91.7
Changes in fair value of AIG Life and Retirement fixed maturity securities designated to hedge living benefit liabilities, net of interest expense	(49)	19	NM
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(12)	54	NM
Loss on extinguishment of debt	155	221	(29.9)
Net realized capital (gains) losses	138	(201)	NM

After-tax operating income attributable to AIG	$1,781	$1,982	(10.1)

Income (loss) per common share:

Basic
Income from continuing operations	$1.13	$1.44	(21.5)
Income (loss) from discontinued operations	(0.03)	0.05	NM

Net income attributable to AIG	$1.10	$1.49	(26.2)

Diluted
Income from continuing operations	$1.12	$1.44	(22.2)
Income (loss) from discontinued operations	(0.03)	0.05	NM

Net income attributable to AIG	$1.09	$1.49	(26.8)

After-tax operating income attributable to AIG per diluted share	$1.21	$1.34	(9.7)

Weighted average shares outstanding:
Basic	1,459.2	1,476.5
Diluted	1,472.5	1,476.7

Book value per common share (a)	$71.77	$67.41	6.5
Book value per common share excluding accumulated other comprehensive income (b)	$65.49	$59.39	10.3%

Return on equity (c)	6.3%	8.9%
Return on equity, excluding AOCI (d)	6.8%	10.2%
Return on equity - after-tax operating income, excluding AOCI (e)	7.5%	9.2%

Financial highlights - notes

*	Including reconciliation in accordance with Regulation G.
(a)	Represents total AIG shareholders’ equity divided by common shares outstanding.
(b)	Represents total AIG shareholders’ equity, excluding AOCI divided by common shares outstanding.
(c)	Computed as Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity. Equity includes deferred tax assets.
(d)	Computed as Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI. Equity includes deferred tax assets.
(e)	Computed as Annualized after-tax operating income attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI. Equity includes deferred tax assets.